UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.
1-6196	PIEDMONT NATURAL GAS COMPANY, INC. (a North Carolina corporation) 4720 Piedmont Row Drive Charlotte, North Carolina 28210 704-364-3120	56-556998

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement

On April 30, 2019, Duke Energy Business Services, LLC, as agent for and on behalf of Piedmont Natural Gas Company, Inc. ( “Piedmont”), a wholly owned subsidiary of Duke Energy Corporation, entered into an Engineering, Procurement and Construction Agreement (the “EPC Agreement”) with Matrix Service, Inc. (“Matrix”).  Pursuant to the EPC Agreement, Matrix will be responsible for the design, engineering, procurement, construction and installation on Piedmont’s property in Robeson County, North Carolina of a new liquified natural gas (“LNG”) peakshaving facility that will include a natural gas pre-treatment system, a 10 MMscfd nitrogen-cycle liquefaction system, a 1.0 Bcf LNG storage tank, 200 MMscfd of LNG vaporization capacity, truck loading facilities, and all necessary auxiliary equipment and utility systems as described in the EPC Agreement (collectively, the “Project”).

The following description of the material terms of the EPC Agreement is qualified in its entirety by reference to the text of the EPC Agreement, to be filed with Piedmont’s Form 10-Q for the quarter ended June 30, 2019.

Contract Price. The EPC Agreement provides that Piedmont will pay Matrix a lump sum “Contract Price” of $194,140,173. The Contract Price is only subject to adjustment by change order.

Schedule Bonus. Matrix will be entitled to receive a specified bonus for early substantial completion of the Project.

Delay Liquidated Damages. If substantial completion of the Project occurs after the applicable guaranteed substantial completion date, Matrix may be required to pay Piedmont the applicable daily rate and lump sum payment(s) as defined in the EPC Agreement until substantial completion of the Project occurs or until the cap on liquidated damages, as set forth in the EPC Agreement, is met.

Termination. If Matrix (i) fails to pay any amount that is due and payable to Owner within 30 days after receipt of written notice that such amounts are past due; (ii) abandons the work; (iii) becomes insolvent; (iv) makes an unpermitted assignment; (v) fails to obtain and maintain required insurance; (vi) fails to comply with Piedmont’s safety standards; (vii) is unable or unwilling to pay for equipment, subcontractors or labor used in the work; (viii) fails to provide a required remedial plan and carry forward any such remedial plan; (ix) repeatedly fails to comply with applicable laws; (x) makes any false or materially misleading representation or warranty; (xi) is liable for liquidated damages that exceed the aggregate liability for liquidated damages under the EPC Agreement; or (xii) otherwise breaches its material obligations under the EPC Agreement and does not cure such breach within 30 days, then Piedmont, without prejudice to its other rights, may terminate the EPC Agreement.

Piedmont also has the right to terminate the EPC Agreement for its convenience in which case Matrix will be paid (i) reasonable direct charges assessed against Matrix for cancellation of Subcontractors and other cancellation charges; (ii) each completed payment milestone that has not been made; (iii) a percentage, as agreed upon by Matrix and Piedmont, for each partially completed payment milestone; and (iv) demobilization charges.

Matrix can terminate the EPC Agreement if a Piedmont default (as defined in the EPC Agreement) is not cured within 90 days.  Such termination by Matrix will entitle Matrix to the remedies it would be entitled to in the event of a termination for convenience by Piedmont.

Matrix Performance Security.  Matrix must provide and maintain an irrevocable, standby letter of credit equal to 10% of the contract price at notice to proceed, adjusted downward to 4% at substantial completion of the Project through the expiration of the warranty period, and further adjusted during any extension of the warranty period as mutually agreed upon by the parties.  Additionally, Matrix must provide a parent company guaranty from Matrix Service Company in favor of Piedmont.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIEDMONT NATURAL GAS COMPANY, INC.

Date: May 3, 2019	By:	/s/ David S. Maltz
Assistant Corporate Secretary